Exhibit 10.1

TAX SHARING AGREEMENT

BETWEEN

LIBERTY MEDIA CORPORATION

AND

LIBERTY LIVE HOLDINGS, INC.

TABLE OF CONTENTS

Page

Section 1.	Definition of Terms	1

Section 2.	Allocation of Tax Liabilities, Tax Benefits and Certain Losses	14

2.1	Liability for and the Payment of Taxes	14
2.2	Allocation Rules	15

Section 3.	Preparation and Filing of Tax Returns	19

3.1	Combined Returns	19
3.2	Separate Returns	19
3.3	Provision of Information	19
3.4	Special Rules Relating to the Preparation of Tax Returns	20
3.5	Protective Section 336(e) Election	21
3.6	Election with Respect to Liberty Live Assumed Debt	22

Section 4.	Tax Payments	22

4.1	Payment of Taxes to Tax Authority	22
4.2	Indemnification Payments	22
4.3	Payments for Tax Refunds and Tax Benefits	23
4.4	Interest on Late Payments	23
4.5	Initial Determinations and Subsequent Adjustments	23
4.6	Treatment of Pre-Redemption Period Taxes and Tax Benefits	24
4.7	Tax Consequences of Payments	24

Section 5.	Assistance and Cooperation	24

Section 6.	Tax Records	24

6.1	Retention of Tax Records	24
6.2	Access to Tax Records	25
6.3	Confidentiality	25
6.4	Delivery of Tax Records	25

Section 7.	Restrictions on Certain Actions of Distributing and SplitCo; Indemnity	26

7.1	Restrictive Covenants	26
7.2	Distributing Indemnity	26
7.3	SplitCo Indemnity	27
7.4	Notices of Tax Proceedings	27
7.5	Control of Tax Proceedings	27
7.6	Cooperation	28

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Section 8.	General Provisions	28

8.1	Termination	28
8.2	Predecessors or Successors	29
8.3	Expenses	29
8.4	Governing Law; Jurisdiction	29
8.5	Waiver of Jury Trial	30
8.6	Notices	30
8.7	Counterparts	31
8.8	Binding Effect; Assignment	31
8.9	Severability	31
8.10	Amendments; Waivers	31
8.11	Effective Date	32
8.12	Changes in Law	32
8.13	Authorization, Etc.	32
8.14	No Third Party Beneficiaries	32
8.15	Entire Agreement	32
8.16	Assignment of Rights under the SiriusXM Tax Sharing Agreement	32
8.17	No Strict Construction; Interpretation	33

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TAX SHARING AGREEMENT

This TAX SHARING AGREEMENT (this “Agreement”) is entered into as of December 15, 2025, between Liberty Media Corporation, a Delaware corporation (“Distributing”), and Liberty Live Holdings, Inc., a Nevada corporation (“SplitCo”).

RECITALS

WHEREAS, the Board of Directors of Distributing has determined that it would be appropriate and desirable for Distributing to separate the SplitCo Business from the Distributing Business;

WHEREAS, immediately following the Second Contribution, Distributing will own all of the SplitCo Stock and will have “control” of SplitCo within the meaning of Section 368(c) of the Code;

WHEREAS, following the Second Contribution, Distributing intends to redeem all of the outstanding shares of Liberty Live Common Stock in exchange for stock of SplitCo (the “Redemption,” and together with the Contributions, the “Transactions”);

WHEREAS, the Transactions, taken together, are intended to qualify as a transaction described under Sections 368(a)(1)(D), 355, 361 and related provisions of the Code;

WHEREAS, the parties set forth in the Reorganization Agreement the principal arrangements between them regarding the separation of the SplitCo Business from the Distributing Business; and

WHEREAS, the parties desire to provide for and agree upon the allocation between the parties of liabilities for Taxes and credits for Tax Benefits arising prior to, as a result of, and subsequent to the Redemption, and to provide for and agree upon other matters relating to Taxes.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, and intending to be legally bound hereby, Distributing and SplitCo hereby agree as follows:

Section 1.                Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“1.375% Cash Convertible Notes” means the 1.375% Cash Convertible Senior Notes due 2023 issued by Distributing, all of which have been repaid in full as of the date hereof.

“2016 Recapitalization” means the recapitalization of Distributing’s then outstanding LMC Common Stock into Liberty Braves Common Stock, Liberty Media Common Stock and Liberty SiriusXM Common Stock that was effected on the Issue Record Date.

“2023 Recapitalization” means the recapitalization of Distributing’s outstanding stock effected on August 3, 2023, in which (i) each share of Liberty Formula One Common Stock was reclassified into one share of the same series of new Liberty Formula One Common Stock and 0.0428 of a share of the same series of Liberty Live Common Stock, and (ii) each share of Liberty SiriusXM Common Stock was reclassified into one share of the same series of new Liberty SiriusXM Common Stock and 0.2500 of a share of the same series of Liberty Live Common Stock.

“2023 Respective Percentage” means (i) in the case of Distributing, the percentage obtained by dividing the sum of the Liberty Formula One 2023 Market Capitalization and the Liberty SiriusXM 2023 Market Capitalization by the Aggregate 2023 Market Capitalization, and (ii) in the case of SplitCo, the percentage obtained by dividing the Liberty Live 2023 Market Capitalization by the Aggregate 2023 Market Capitalization.

“2024 Respective Percentage” means (i) in the case of Distributing, the percentage obtained by dividing the Liberty Formula One 2024 Market Capitalization by the Aggregate 2024 Market Capitalization, and (ii) in the case of SplitCo, the percentage obtained by dividing the Liberty Live 2024 Market Capitalization by the Aggregate 2024 Market Capitalization.

“2.375% Exchangeable Senior Debentures” means the 2.375% Exchangeable Senior Debentures due 2053 issued by Distributing.

“ABHI” means Atlanta Braves Holdings, Inc., a Nevada corporation.

“ABHI Split-off Transaction” means the “Transactions” and the “Debt-for-Equity Exchange,” in each case as defined in the ABHI Tax Sharing Agreement.

“ABHI Tax Sharing Agreement” means the Tax Sharing Agreement dated as of July 18, 2023, by and between Distributing and ABHI.

“Affiliate” means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. No member of the SplitCo Group will be treated as an Affiliate of any member of the Distributing Group, and no member of the Distributing Group will be treated as an Affiliate of any member of the SplitCo Group.

“Aggregate 2023 Market Capitalization” means the sum of the Liberty Formula One 2023 Market Capitalization, the Liberty SiriusXM 2023 Market Capitalization, and the Liberty Live 2023 Market Capitalization.

“Aggregate 2024 Market Capitalization” means the sum of the Liberty Formula One 2024 Market Capitalization and the Liberty Live 2024 Market Capitalization.

“Agreement” has the meaning set forth in the preamble hereof.

“Braves Group” has the meaning given to such term in the Distributing Restated Charter as in effect at any time on or after the Issue Record Date and on or before the 2023 Recapitalization.

“business day” means any day other than a Saturday, Sunday, or a day on which banking institutions in New York City, New York are authorized or required by law or executive order to close.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Combined Return” means (i) with respect to any Tax Return for a Tax Period beginning on or before the Redemption Date, any Tax Return that includes Tax Items of both the Distributing Business and the SplitCo Business, determined in accordance with the allocation rules of Section 2.2 (treating Tax Items allocated to Distributing under Section 2.2 as Tax Items of the Distributing Business and Tax Items allocated to SplitCo under Section 2.2 as Tax Items of the SplitCo Business), and (ii) with respect to any Tax Return for a Tax Period beginning after the Redemption Date, any Tax Return that includes one or more members of the Distributing Group and one or more members of the SplitCo Group.

“Company” means Distributing or SplitCo, as the context requires.

“Compensatory Equity Interests” means options, stock appreciation rights, restricted stock, restricted stock units or other similar rights with respect to the equity of any entity that are granted on or prior to the Redemption Date in connection with employee, independent contractor or director compensation (including options, stock appreciation rights, restricted stock, restricted stock units or other similar rights issued in respect of any of the foregoing by reason of the Redemption or any subsequent transaction).

“Consolidated Return Regulations” means the Treasury Regulations promulgated under Chapter 6 of Subtitle A of the Code, including, as applicable, any predecessor regulations thereto.

“Contributions” means the First Contribution, together with the Second Contribution.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership, membership, limited liability company, or other ownership interests, by contract or otherwise and the terms “Controls” and “Controlled” have meanings correlative to the foregoing.

“Controlling Party” means, with respect to any Combined Return or Separate Return, the Company that is responsible for the preparation and filing of the Combined Return or Separate Return, as applicable, pursuant to Section 3.

“Disclosing Party” has the meaning set forth in Section 6.3.

“Distributing” has the meaning set forth in the preamble hereof.

“Distributing Acquired Subsidiary” has the meaning set forth in Section 2.2(k).

“Distributing Business” means (i) with respect to any Tax Period (or portion thereof) ending at or before the Effective Time, the assets, liabilities, and businesses of Distributing and its Subsidiaries during such Tax Period (or portion thereof) (other than the SplitCo Business); and (ii) with respect to any Tax Period (or portion thereof) beginning after the Effective Time, the assets, liabilities, and businesses of the Distributing Group during such Tax Period (or portion thereof).

“Distributing Group” means, with respect to any Tax Period (or portion thereof) beginning after the Effective Time, Distributing and each Subsidiary of Distributing (but only while such Subsidiary is a Subsidiary of Distributing).

“Distributing Indemnitees” has the meaning set forth in Section 7.3.

“Distributing Restated Charter” means Distributing’s restated certificate of incorporation, as filed on the Issue Record Date, as the same has been amended, or amended and restated, from time to time following such date.

“Distributing Section 355(e) Event” means the application of Section 355(e) of the Code to the Redemption as a result of the Redemption being “part of a plan (or series of related transactions) pursuant to which one or more persons acquire directly or indirectly stock representing a 50-percent or greater interest” in Distributing or any successor corporation (within the meaning of Section 355(e) of the Code).

“Distributing Tax Counsel” means Skadden, Arps, Slate, Meagher & Flom LLP.

“DIT” shall mean any “deferred intercompany transaction” or “intercompany transaction” within the meaning of the Consolidated Return Regulations, or any similar provisions of state, local or prior federal Tax Law.

“Due Date” has the meaning set forth in Section 4.4.

“Effective Time” means the effective time of the Redemption.

“ELA” shall mean any “excess loss account” within the meaning of the Consolidated Return Regulations, or any similar provisions of state or local Tax Law.

“Employing Party” means the Company whose Group includes any entity that is required under applicable Tax Law to satisfy, jointly or otherwise, any Tax withholding and reporting obligations with respect to any employee, independent contractor, or director compensation attributable to any Compensatory Equity Interests.

“Final Determination” shall mean the final resolution of liability for any Tax for any Tax Period, by or as a result of: (i) a closing agreement or similar final settlement with the IRS or the relevant state or local governmental authorities, (ii) an agreement contained in IRS Form 870-AD or other similar form, (iii) an agreement that constitutes a determination under Section 1313(a)(4) of the Code, (iv) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, (v) a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant state or local tribunal has expired, (vi) a decision, judgment, decree or other order of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired, or (vii) the payment of any Tax with respect to any item disallowed or adjusted by a Tax Authority provided that Distributing and SplitCo mutually agree that no action shall be taken to recoup such payment.

“First Contribution” has the meaning set forth in the Reorganization Agreement.

“Formula One Group” has the meaning given to such term in the Distributing Restated Charter as in effect at any time on or after the Redesignation (including prior to the 2023 Recapitalization).

“Group” means the Distributing Group or the SplitCo Group, as the context requires.

“Interest Rate” means the Rate determined below, as adjusted as of each Interest Rate Determination Date. The “Rate” means, with respect to each period between two (2) consecutive Interest Rate Determination Dates, a rate determined two (2) business days before the earlier Interest Rate Determination Date equal to the interest rate that would be applicable at such time to a “large corporate underpayment” (within the meaning of Section 6621(c) of the Code) under Sections 6601 and 6621 of the Code. Interest will be calculated on the basis of a year of 365 days and the actual number of days for which due.

“Interest Rate Determination Date” means the Due Date and each March 31, June 30, September 30, and December 31 thereafter.

“Intended Tax Treatment” means (i) the qualification of the Transactions, taken together, as a transaction described under Sections 368(a)(1)(D), 355 and 361 of the Code, and (ii) the treatment of the Redemption as a distribution to which the provisions of Sections 355(d)(2) and 355(e)(2) of the Code do not apply.

“IRS” means the U.S. Internal Revenue Service.

“Issue Record Date” means April 15, 2016.

“issuing corporation” has the meaning set forth in Section 3.4(e).

“Joint Claim” means any pending or threatened Tax Proceeding, or other claim, action, suit, investigation or proceeding brought by a third party, relating to any Transaction Taxes, Transaction Tax-Related Losses, LSXM Transaction Taxes, or LSXM Transaction Tax-Related Losses.

“Liberty Braves Common Stock” means Distributing’s Series A Liberty Braves Common Stock, Series B Liberty Braves Common Stock, and Series C Liberty Braves Common Stock.

“Liberty Broadband” means Liberty Broadband Corporation, a Delaware corporation.

“Liberty Broadband Spin-off Transaction” means the “Restructuring” and the “Distribution,” in each case as defined in the Liberty Broadband Tax Sharing Agreement.

“Liberty Broadband Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of November 4, 2014, by and between Distributing and Liberty Broadband.

“Liberty Formula One Common Stock” means (i) Distributing’s Series A Liberty Formula One Common Stock, Series B Liberty Formula One Common Stock, and Series C Liberty Formula One Common Stock, (ii) for any periods prior to the Redesignation and on or after the Issue Record Date, Distributing’s Series A Liberty Media Common Stock, Series B Liberty Media Common Stock, and Series C Liberty Media Common Stock, and (iii) any series or classes of stock into which Distributing’s Series A Liberty Formula One Common Stock, Series B Liberty Formula One Common Stock, or Series C Liberty Formula One Common Stock is redesignated, reclassified, converted or exchanged following the Effective Time and any series or classes of stock into which any such successor stocks are thereafter redesignated, reclassified, converted or exchanged following the Effective Time.

“Liberty Formula One 2023 Market Capitalization” means the product obtained by multiplying the VWAP of the Series C Liberty Formula One Common Stock by the number of shares of Liberty Formula One Common Stock outstanding immediately following the 2023 Recapitalization.

“Liberty Formula One 2024 Market Capitalization” means the product obtained by multiplying the VWAP of the Series C Liberty Formula One Common Stock by the number of shares of Liberty Formula One Common Stock outstanding immediately following the Liberty SiriusXM Split-off Transaction.

“Liberty Live Assumed Debt” means the 2.375% Exchangeable Senior Debentures and any other debt instruments of Distributing included in the definition of “SplitCo Liabilities”.

“Liberty Live Common Stock” means Distributing’s Series A Liberty Live Common Stock, Series B Liberty Live Common Stock, and Series C Liberty Live Common Stock.

“Liberty Live 2023 Market Capitalization” means the product obtained by multiplying the VWAP of the Series C Liberty Live Common Stock by the number of shares of Liberty Live Common Stock outstanding immediately following the 2023 Recapitalization.

“Liberty Live 2024 Market Capitalization” means the product obtained by multiplying the VWAP of the Series C Liberty Live Common Stock by the number of shares of Liberty Live Common Stock outstanding immediately following the Liberty SiriusXM Split-off Transaction.

“Liberty Media Common Stock” means Distributing’s Series A Liberty Media Common Stock, Series B Liberty Media Common Stock, and Series C Liberty Media Common Stock.

“Liberty SiriusXM 2023 Market Capitalization” means the product obtained by multiplying the VWAP of the Series C Liberty SiriusXM Common Stock by the number of shares of Liberty SiriusXM Common Stock outstanding immediately following the 2023 Recapitalization.

“Liberty SiriusXM Common Stock” means Distributing’s Series A Liberty SiriusXM Common Stock, Series B Liberty SiriusXM Common Stock, and Series C Liberty SiriusXM Common Stock.

“Liberty SiriusXM Split-off Transaction” means the “Transactions” as defined in the SiriusXM Tax Sharing Agreement.

“Live Group” has the meaning given to such term in the Distributing Restated Charter as in effect at any time on or after the 2023 Recapitalization.

“LMC Common Stock” means Distributing’s Series A common stock, par value $0.01 per share, Series B common stock, par value $0.01 per share, and Series C common stock, par value $0.01 per share, prior to the 2016 Recapitalization.

“Losses” means any and all damages, losses, deficiencies, liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including, without limitation, the fees and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder); provided, however, that “Losses” shall exclude any special or punitive damages; provided, further, that the foregoing proviso will not be interpreted to limit indemnification for Losses incurred as a result of the assertion by a claimant (other than the parties hereto and their successors and assigns) in a third-party claim for special or punitive damages.

“LSXM Protective Section 336(e) Election” means a “Protective Section 336(e) Election” as defined in the SiriusXM Tax Sharing Agreement.

“LSXM Transaction Taxes” means the “Transaction Taxes” as defined in the SiriusXM Tax Sharing Agreement.

“LSXM Transaction Tax-Related Losses” means the “Transaction Tax-Related Losses” as defined in the SiriusXM Tax Sharing Agreement.

“Media Group” has the meaning given to such term in the Distributing Restated Charter as in effect at any time on or after the Issue Record Date and on or before the Redesignation.

“Non-Controlling Party” means, with respect to any Combined Return or Separate Return, the Company that is not responsible for the preparation and filing of the Combined Return or Separate Return, as applicable, pursuant to Section 3.

“Payment Date” means (i) with respect to any U.S. federal income tax return, the due date for any required installment of estimated taxes determined under Section 6655 of the Code, the due date (determined without regard to extensions) for filing the return determined under Section 6072 of the Code, and the date the return is filed, and (ii) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Person” means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture, or other entity.

“Post-Redemption Period” means any Tax Period beginning after the Redemption Date and, in the case of any Straddle Period, that part of the Tax Period that begins at the beginning of the day after the Redemption Date.

“Pre-Redemption Period” means any Tax Period that ends on or before the Redemption Date and, in the case of any Straddle Period, that part of the Tax Period through the end of the day on the Redemption Date.

“Protective Section 336(e) Election” has the meaning set forth in Section 3.5.

“Receiving Party” has the meaning set forth in Section 6.3.

“Redemption” has the meaning set forth in the recitals hereof.

“Redemption Date” means the effective date of the Redemption.

“Redesignation” means the filing of Distributing’s restated certificate of incorporation on January 24, 2017, to, among other things, rename its “Media Group” as the “Formula One Group” and rename its Series A Liberty Media Common Stock, Series B Liberty Media Common Stock, and Series C Liberty Media Common Stock as its Series A Liberty Formula One Common Stock, Series B Liberty Formula One Common Stock, and Series C Liberty Formula One Common Stock, respectively.

“Reorganization Agreement” means the Reorganization Agreement dated as of December 14, 2025, by and between Distributing and SplitCo.

“Second Contribution” has the meaning set forth in the Reorganization Agreement.

“Section 336(e) Tax Basis” has the meaning set forth in Section 2.2(m).

“Separate Return” means any Tax Return that is not a Combined Return.

“Separation TSA Payment Benefits” means any right of Distributing to receive a payment (including any indemnification payment) pursuant to the Starz Tax Sharing Agreement, the Liberty Broadband Tax Sharing Agreement, the ABHI Tax Sharing Agreement, or the SiriusXM Tax Sharing Agreement.

“Separation TSA Payment Liabilities” means any obligation or liability of Distributing to make a payment (including any indemnification payment) pursuant to the Starz Tax Sharing Agreement, the Liberty Broadband Tax Sharing Agreement, the ABHI Tax Sharing Agreement, or the SiriusXM Tax Sharing Agreement.

“Series A Liberty Braves Common Stock” means Distributing’s Series A Liberty Braves common stock, par value $0.01 per share, prior to such stock’s redemption pursuant to the ABHI Split-off Transaction.

“Series A Liberty Formula One Common Stock” means Distributing’s Series A Liberty Formula One common stock, par value $0.01 per share, including such series of stock prior to the 2023 Recapitalization.

“Series A Liberty Live Common Stock” means Distributing’s Series A Liberty Live common stock, par value $0.01 per share.

“Series A Liberty Media Common Stock” means Distributing’s Series A Liberty Media common stock, par value $0.01 per share, prior to such stock’s redesignation as Series A Liberty Formula One Common Stock.

“Series A Liberty SiriusXM Common Stock” means Distributing’s Series A Liberty SiriusXM common stock, par value $0.01 per share, prior to such stock’s redemption pursuant to the Liberty SiriusXM Split-off Transaction, including such series of stock prior to the 2023 Recapitalization.

“Series B Liberty Braves Common Stock” means Distributing’s Series B Liberty Braves common stock, par value $0.01 per share, prior to such stock’s redemption pursuant to the ABHI Split-off Transaction.

“Series B Liberty Formula One Common Stock” means Distributing’s Series B Liberty Formula One common stock, par value $0.01 per share, including such series of stock prior to the 2023 Recapitalization.

“Series B Liberty Live Common Stock” means Distributing’s Series B Liberty Live common stock, par value $0.01 per share.

“Series B Liberty Media Common Stock” means Distributing’s Series B Liberty Media common stock, par value $0.01 per share, prior to such stock’s redesignation as Series B Liberty Formula One Common Stock.

“Series B Liberty SiriusXM Common Stock” means Distributing’s Series B Liberty SiriusXM common stock, par value $0.01 per share, prior to such stock’s redemption pursuant to the Liberty SiriusXM Split-off Transaction, including such series of stock prior to the 2023 Recapitalization.

“Series C Liberty Braves Common Stock” means Distributing’s Series C Liberty Braves common stock, par value $0.01 per share, prior to such stock’s redemption pursuant to the ABHI Split-off Transaction.

“Series C Liberty Braves Rights” means rights to acquire Series C Liberty Braves Common Stock that were distributed by Distributing on May 18, 2016.

“Series C Liberty Braves Rights Distribution” means the distribution of Series C Liberty Braves Rights on May 18, 2016.

“Series C Liberty Formula One Common Stock” means Distributing’s Series C Liberty Formula One common stock, par value $0.01 per share, including such series of stock prior to the 2023 Recapitalization.

“Series C Liberty Live Common Stock” means Distributing’s Series C Liberty Live common stock, par value $0.01 per share.

“Series C Liberty Media Common Stock” means Distributing’s Series C Liberty Media common stock, par value $0.01 per share, prior to such stock’s redesignation as Series C Liberty Formula One Common Stock.

“Series C Liberty SiriusXM Common Stock” means Distributing’s Series C Liberty SiriusXM common stock, par value $0.01 per share, prior to such stock’s redemption pursuant to the Liberty SiriusXM Split-off Transaction, including such series of stock prior to the 2023 Recapitalization.

“Series C Liberty SiriusXM Rights” means rights to acquire Series C Liberty SiriusXM Common Stock that were distributed by Distributing on May 15, 2020.

“Series C Liberty SiriusXM Rights Distribution” means the distribution of Series C Liberty SiriusXM Rights on May 15, 2020.

“SiriusXM” means Sirius XM Holdings Inc. (f/k/a Liberty Sirius XM Holdings Inc.), a Delaware corporation.

“SiriusXM Group” has the meaning given to such term in the Distributing Restated Charter as in effect at any time on or after the Issue Record Date (including prior to the 2023 Recapitalization).

“SiriusXM Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of September 9, 2024, by and between SiriusXM and Distributing.

“SplitCo” has the meaning set forth in the preamble hereof.

“SplitCo Acquired Subsidiary” has the meaning set forth in Section 2.2(k).

“SplitCo Business” means: (i) with respect to any Tax Period (or portion thereof) beginning at or after the effective time of the 2023 Recapitalization, the assets, liabilities, and businesses attributed to the Live Group during such Tax Period (or portion thereof), and (ii) with respect to any Tax Period (or portion thereof) beginning after the Effective Time, the assets, liabilities, and businesses of the SplitCo Group during such Tax Period (or portion thereof). With respect to any Tax Period (or portion thereof) ending prior to the effective time of the 2023 Recapitalization, the SplitCo Business shall not include any assets, liabilities, or businesses.

“SplitCo Group” means, with respect to any Tax Period (or portion thereof) beginning after the Effective Time, SplitCo and each Subsidiary of SplitCo (but only while such Subsidiary is a Subsidiary of SplitCo).

“SplitCo Indemnitees” has the meaning set forth in Section 7.2.

“SplitCo Liabilities” has the meaning given to such term in the Reorganization Agreement.

“SplitCo Stock” means (i) SplitCo’s Series A Liberty Live Group common stock, Series B Liberty Live Group common stock, and Series C Liberty Live Group common stock, and (ii) any series or classes of stock into which SplitCo’s Series A, Series B, or Series C Liberty Live Group common stock is redesignated, reclassified, converted or exchanged following the Effective Time and any series or classes of stock into which any such successor stocks are thereafter redesignated, reclassified, converted or exchanged following the Effective Time.

“Starz” means Starz, a Delaware corporation.

“Starz Spin-off Transaction” means the “Restructuring” and the “Distribution,” in each case as defined in the Starz Tax Sharing Agreement.

“Starz Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of January 11, 2013, by and between Starz and Distributing.

“Straddle Period” means any Tax Period commencing on or prior to, and ending after, the Redemption Date.

“Subsidiary” when used with respect to any Person, means (i)(A) a corporation a majority in voting power of whose share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation, partnership, or limited liability company) in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has or have (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority voting interest or (ii) any other Person of which an aggregate of 50% or more of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

“Tax” means any and all federal, state, local or non-U.S. taxes, charges, fees, duties, levies, imposts, rates or other like governmental assessments or charges, and, without limiting the generality of the foregoing, shall include income, gross receipts, net worth, property, sales, use, license, excise, franchise, capital stock, employment, payroll, unemployment insurance, social security, Medicare, stamp, environmental, value added, alternative or added minimum, ad valorem, trade, recording, withholding, occupation or transfer taxes, together with any related interest, penalties and additions imposed by any Tax Authority.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision, agency, commission or authority thereof that imposes such Tax, and the agency, commission or authority (if any) charged with the assessment, determination or collection of such Tax for such entity or subdivision.

“Tax Benefit” means a reduction in the Tax liability (or increase in a Tax Refund) of a Company (or any of its Subsidiaries) for any Tax Period that is utilized or realized in accordance with Section 4.3(c) of this Agreement.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any similar item which increases or decreases Taxes paid or payable, including an adjustment under Section 481 of the Code resulting from a change in accounting method.

“Tax Law” means the law of any governmental entity or political subdivision thereof, and any controlling judicial or administrative interpretations of such law, relating to any Tax.

“Tax Materials” means (i) the officer’s certificates and representation letters delivered to Distributing Tax Counsel by Distributing, SplitCo, and others in connection with the delivery of the Tax Opinion by Distributing Tax Counsel to Distributing, and (ii) any other materials delivered or deliverable by Distributing, SplitCo, and others in connection with the rendering of the Tax Opinion by Distributing Tax Counsel.

“Tax Opinion” means the opinion to be delivered by Distributing Tax Counsel to Distributing in connection with the Redemption to the effect that, under applicable U.S. federal income tax law, the Transactions, taken together, will qualify for the Intended Tax Treatment.

“Tax Period” means, with respect to any Tax, the year, or shorter period, if applicable, for which the Tax is reported as provided under applicable Tax Law. For the avoidance of doubt, references to “Tax Period” for any franchise or other doing business Tax (including, but not limited to, the Texas franchise Tax) shall mean the Tax Period during which the income, operations, assets, or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such Tax.

“Tax Proceeding” means any Tax audit, assessment, or other examination by any Tax Authority, as well as any controversy, litigation, other proceeding, or appeal thereof relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Records” means Tax Returns, Tax Return work papers, documentation relating to any Tax Proceedings, and any other books of account or records required to be maintained under applicable Tax Laws (including, but not limited to, Section 6001 of the Code) or under any record retention agreement with any Tax Authority.

“Tax Refund” means a refund of Taxes previously paid and any overpayment interest within the meaning of Section 6611 of the Code or any similar provision under applicable Tax Law (whether paid by way of a refund or credited against any liability for related Taxes).

“Tax Return” means any return or report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed (by paper, electronically or otherwise) under any applicable Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Tracking Stock Taxes and Losses” means any Taxes and Losses resulting from (i) the 2016 Recapitalization or the 2023 Recapitalization failing to qualify as a reorganization within the meaning of Section 368(a) of the Code, (ii) the treatment, for U.S. federal income tax purposes, of the Liberty Braves Common Stock, Liberty Media Common Stock, or Liberty SiriusXM Common Stock issued in the 2016 Recapitalization as other than stock of Distributing or as Section 306 stock within the meaning of Section 306(c) of the Code as a result of the 2016 Recapitalization, (iii) the treatment, for U.S. federal income tax purposes, of the new Liberty Formula One Common Stock, new Liberty SiriusXM Common Stock, or Liberty Live Common Stock issued in the 2023 Recapitalization as other than stock of Distributing or as Section 306 stock within the meaning of Section 306(c) of the Code as a result of the 2023 Recapitalization, (iv) any deemed disposition or exchange of any assets or liabilities of Distributing and its Subsidiaries for U.S. federal income tax purposes resulting from the 2016 Recapitalization or the 2023 Recapitalization, or (v) any income, gain or loss recognized by the stockholders of Distributing for U.S. federal income tax purposes as a result of the 2016 Recapitalization or the 2023 Recapitalization (except, in each case, with respect to the receipt of cash in lieu of fractional shares).

“Transaction Taxes” means any Taxes resulting from the Transactions, including without limitation, any Taxes arising from any repayment, refinancing, assumption (including an assumption for U.S. federal income tax purposes), deemed exchange or other transfer of Liberty Live Assumed Debt to SplitCo in connection with the Transactions.

“Transaction Tax-Related Losses” means any Losses resulting from the Transactions as a result of the failure of the Transactions to qualify (i) as a transaction described under Sections 368(a)(1)(D), 355 and 361 of the Code or (ii) for nonrecognition of income, gain and loss for U.S. federal income tax purposes to the holders of Liberty Live Common Stock that receive stock of SplitCo in the Redemption.

“Transactions” has the meaning set forth in the recitals hereof.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period (or portion thereof).

“VWAP” means, (i) in the case of the Series C Liberty Formula One Common Stock and with respect to the Liberty Formula One 2023 Market Capitalization, a price per share of Series C Liberty Formula One Common Stock equal to the volume-weighted average price of the shares of Series C Liberty Formula One Common Stock over the first three (3) trading days following the commencement of regular way trading of the Series C Liberty Formula One Common Stock after the 2023 Recapitalization (without regard to pre-open or after hours trading outside of any regular trading session for such trading days); (ii) in the case of the Series C Liberty Formula One Common Stock and with respect to the Liberty Formula One 2024 Market Capitalization, a price per share of Series C Liberty Formula One Common Stock equal to the volume-weighted average price of the shares of Series C Liberty Formula One Common Stock over the first three (3) trading days following the commencement of regular way trading of the Series C Liberty Formula One Common Stock after the Liberty SiriusXM Split-off Transaction (without regard to pre-open or after hours trading outside of any regular trading session for such trading days); (iii) in the case of the Series C Liberty Live Common Stock and with respect to the Liberty Live 2023 Market Capitalization, a price per share of Series C Liberty Live Common Stock equal to the volume-weighted average price of the shares of Series C Liberty Live Common Stock over the first three (3) trading days following the commencement of regular way trading of the Series C Liberty Live Common Stock after the 2023 Recapitalization (without regard to pre-open or after hours trading outside of any regular trading session for such trading days); (iv) in the case of the Series C Liberty Live Common Stock and with respect to the Liberty Live 2024 Market Capitalization, a price per share of Series C Liberty Live Common Stock equal to the volume-weighted average price of the shares of Series C Liberty Live Common Stock over the first three (3) trading days following the commencement of regular way trading of the Series C Liberty Live Common Stock after the Liberty SiriusXM Split-off Transaction (without regard to pre-open or after hours trading outside of any regular trading session for such trading days); and (v) in the case of the Series C Liberty SiriusXM Common Stock and with respect to the Liberty SiriusXM 2023 Market Capitalization, a price per share of Series C Liberty SiriusXM Common Stock equal to the volume-weighted average price of the shares of Series C Liberty SiriusXM Common Stock over the first three (3) trading days following the commencement of regular way trading of the Series C Liberty SiriusXM Common Stock after the 2023 Recapitalization (without regard to pre-open or after hours trading outside of any regular trading session for such trading days).

Section 2.               Allocation of Tax Liabilities, Tax Benefits and Certain Losses.

2.1            Liability for and the Payment of Taxes. Except as provided in Section 3.4(e) (Withholding and Reporting) and in accordance with Section 4 (Tax Payments):

(a)            Distributing Liabilities and Payments. For any Tax Period (or portion thereof), Distributing shall (i) be liable for the Taxes (determined without regard to Tax Benefits) allocated to it by this Section 2, reduced by any Tax Benefits allocated to Distributing or SplitCo that are allowable under applicable Tax Law to reduce such Taxes, (ii) pay such Taxes, as so reduced, either to the applicable Tax Authority or to SplitCo as required by Section 4, and (iii) pay SplitCo for any Tax Benefits allocated to SplitCo by this Section 2 that reduce Taxes payable by Distributing pursuant to clause (ii) of this Section 2.1(a).

(b)            SplitCo Liabilities and Payments. For any Tax Period (or portion thereof), SplitCo shall (i) be liable for the Taxes (determined without regard to Tax Benefits) allocated to it by this Section 2, reduced by any Tax Benefits allocated to Distributing or SplitCo that are allowable under applicable Tax Law to reduce such Taxes, (ii) pay such Taxes, as so reduced, either to the applicable Tax Authority or to Distributing as required by Section 4, and (iii) pay Distributing for any Tax Benefits allocated to Distributing by this Section 2 that reduce Taxes payable by SplitCo pursuant to clause (ii) of this Section 2.1(b).

(c)            Tax Benefits. For purposes of Section 2.1(a)(i), (x) Distributing shall reduce Taxes allocated to it with any Tax Benefits allocated to Distributing that are allowable under applicable Tax Law in the same Tax Period (or portion thereof) prior to reducing such Taxes with any Tax Benefits allocated to SplitCo, and (y) Distributing shall reduce Taxes allocated to it by Tax Benefits allocated to SplitCo only to the extent such Tax Benefits are not taken into account by SplitCo pursuant to Section 2.1(b)(i) in the same Tax Period (or portion thereof). For purposes of Section 2.1(b)(i), (x) SplitCo shall reduce Taxes allocated to it with any Tax Benefits allocated to SplitCo that are allowable under applicable Tax Law in the same Tax Period (or portion thereof) prior to reducing such Taxes with any Tax Benefits allocated to Distributing, and (y) SplitCo shall reduce Taxes allocated to it by Tax Benefits allocated to Distributing only to the extent such Tax Benefits are not taken into account by Distributing pursuant to Section 2.1(a)(i) in the same Tax Period (or portion thereof).

2.2           Allocation Rules. For purposes of Section 2.1:

(a)            General Rule. Except as otherwise provided in this Section 2.2, and in each case as determined by Distributing in its reasonable discretion, (i) Taxes (determined without regard to Tax Benefits) for any Tax Period (or portion thereof) shall be allocated between SplitCo and Distributing based on the taxable income or other applicable Tax Items attributable to or arising from the respective SplitCo Business and Distributing Business (in each case, as so defined for such Tax Period or portion thereof) that contribute to such Taxes, and (ii) Tax Benefits for any Tax Period (or portion thereof) shall be allocated between SplitCo and Distributing based on the losses, credits, or other applicable Tax Items attributable to or arising from the respective SplitCo Business and Distributing Business (in each case, as so defined for such Tax Period or portion thereof) that contribute to such Tax Benefits.

(b)            Transaction Taxes and Transaction Tax-Related Losses.

(i)            SplitCo shall be allocated all Transaction Taxes and Transaction Tax-Related Losses other than any Transaction Taxes and Transaction Tax-Related Losses allocated to Distributing pursuant to clause (ii) of this Section 2.2(b).

(ii)           Distributing shall be allocated any Transaction Taxes and Transaction Tax-Related Losses that (x) result primarily from, individually or in the aggregate, any breach or non-performance by Distributing of any of its covenants set forth in Section 7.1 hereof or (y) result from a Distributing Section 355(e) Event.

(c)            LSXM Transaction Taxes and LSXM Transaction Tax-Related Losses.

(i)            SplitCo shall be allocated all LSXM Transaction Taxes and LSXM Transaction Tax-Related Losses other than any LSXM Transaction Taxes and LSXM Transaction Tax-Related Losses allocated to Distributing pursuant to clause (ii) of this Section 2.2(c).

(ii)           Distributing shall be allocated its 2024 Respective Percentage of any LSXM Transaction Taxes and LSXM Transaction Tax-Related Losses that (x) result primarily from, individually or in the aggregate, any breach or non-performance by Distributing following the Liberty SiriusXM Split-off Transaction of any of Distributing’s covenants contained in Section 7.1 of the SiriusXM Tax Sharing Agreement or Section 7.1(d) hereof, or (y) result from Section 355(e) of the Code applying to the Liberty SiriusXM Split-off Transaction as a result of a “Distributing Section 355(e) Event” (as defined in the SiriusXM Tax Sharing Agreement).

(d)            Taxes and Losses with Respect to Tracking Stock.

(i)            Distributing shall be allocated any Tracking Stock Taxes and Losses attributable to the 2016 Recapitalization.

(ii)           Distributing and SplitCo shall each be allocated their 2023 Respective Percentage of any Tracking Stock Taxes and Losses attributable to the 2023 Recapitalization, other than any such Tracking Stock Taxes and Losses allocated (x) to Distributing pursuant to clause (iii) of this Section 2.2(d) or (y) to SplitCo pursuant to clause (iv) of this Section 2.2(d).

(iii)          Except as provided in clause (iv) of this Section 2.2(d), Distributing shall be allocated any Tracking Stock Taxes and Losses attributable to the 2023 Recapitalization that result from DITs or ELAs triggered by any deemed disposition of any assets or liabilities referred to in clause (iv) of the definition of “Tracking Stock Taxes and Losses.”

(iv)          SplitCo shall be allocated any Tracking Stock Taxes and Losses attributable to the 2023 Recapitalization that result from DITs or ELAs triggered by any deemed disposition of any assets or liabilities referred to in clause (iv) of the definition of “Tracking Stock Taxes and Losses” that formed a part of the SplitCo Business for the applicable Tax Period (or portion thereof).

(e)            Rights Distributions. Distributing shall be allocated any Taxes and Tax Items arising from (x) the Series C Liberty SiriusXM Rights Distribution and (y) the Series C Liberty Braves Rights Distribution.

(f)            Starz Spin-off Transaction, Liberty Broadband Spin-off Transaction, and ABHI Split-off Transaction.

(i)            Distributing shall be allocated any Taxes and Tax Items arising from the Starz Spin-off Transaction or the Liberty Broadband Spin-off Transaction.

(ii)           Distributing and SplitCo shall each be allocated their 2023 Respective Percentages of any Taxes and Losses arising from the ABHI Split-off Transaction (to the extent such Taxes and Losses are not allocated and paid by ABHI pursuant to the ABHI Tax Sharing Agreement), except that Distributing shall be allocated all Taxes and Losses arising from the ABHI Split-off Transaction that (x) are attributable to the distribution of ABHI common stock to holders of Liberty Formula One Common Stock as part of the ABHI Split-off Transaction, or (y) arise from the “Debt-for-Equity Exchange” (as defined in the ABHI Tax Sharing Agreement).

(g)            Carryovers or Carrybacks of Tax Benefits. If any Tax Item attributable to or arising from the SplitCo Business in a Tax Period is carried forward or back and utilized to generate a Tax Benefit in another Tax Period, then, except as provided in Section 2.2(h), the resulting Tax Benefit shall be allocated to SplitCo. If any Tax Item attributable to or arising from the Distributing Business in a Tax Period is carried forward or back and utilized to generate a Tax Benefit in another Tax Period, the resulting Tax Benefit shall be allocated to Distributing.

(h)            SplitCo Carrybacks from Post-Redemption Period. If, pursuant to Section 3.4(d), any Tax Item attributable to or arising from the SplitCo Business in a Tax Period beginning after the Redemption Date is carried back and utilized to generate a Tax Benefit on a Combined Return filed with respect to a Tax Period beginning in the Pre-Redemption Period, then, notwithstanding Section 2.2(g), any resulting Tax Benefit shall be allocated to Distributing to the extent, if any, that the carryback of such Tax Item increases the Taxes otherwise allocable to Distributing or reduces the amount of Tax Benefits allocable to Distributing that otherwise could be realized with respect to such Tax Period.

(i)             Compensatory Equity Interests and Employee Benefits.

(i)            Pre-Redemption Period Preceding 2023 Recapitalization. For any Pre-Redemption Period (or portion thereof) ending before the 2023 Recapitalization, Distributing shall be allocated any Taxes and Tax Items arising from the issuance, vesting, exercise or settlement of any Compensatory Equity Interests and any other Taxes or Tax Items related to employee, independent contractor or director compensation or employee benefits.

(ii)           Pre-Redemption Period Following 2023 Recapitalization. For any Pre-Redemption Period (or portion thereof) beginning at or after the effective time of the 2023 Recapitalization: (x) Distributing shall be allocated any Taxes and Tax Items arising from the issuance, vesting, exercise or settlement of any Compensatory Equity Interests with respect to any series of Liberty Formula One Common Stock or Liberty SiriusXM Common Stock or with respect to the stock or equity interests of any other Person that was owned directly or indirectly by Distributing during any period prior to the Redemption (except to the extent such Person is or was tracked during such period by the Liberty Live Common Stock), (y) SplitCo shall be allocated any Taxes and Tax Items arising from the issuance, vesting, exercise or settlement of any Compensatory Equity Interests with respect to any series of Liberty Live Common Stock, and (z) any other Taxes or Tax Items related to employee, independent contractor or director compensation or employee benefits shall be allocated to Distributing to the extent that the Distributing Business is or was responsible for the underlying obligation and to SplitCo to the extent that the SplitCo Business is or was responsible for the underlying obligation.

(iii)          Post-Redemption Period. For any Post-Redemption Period: (x) Distributing shall be allocated any Taxes and Tax Items arising from the issuance, vesting, exercise or settlement of any Compensatory Equity Interests with respect to any series or class of Liberty Formula One Common Stock or with respect to the stock or equity interests of any other Person that is or was owned directly or indirectly by Distributing (except to the extent such Person is or was a member of the SplitCo Group following the Redemption), (y) SplitCo shall be allocated any Taxes and Tax Items arising from the issuance, vesting, exercise or settlement of any Compensatory Equity Interests with respect to any series or class of SplitCo Stock, and (z) any other Taxes or Tax Items related to employee, independent contractor or director compensation or employee benefits shall be allocated to Distributing to the extent that the Distributing Business is or was responsible for the underlying obligation and to SplitCo to the extent that the SplitCo Business is or was responsible for the underlying obligation.

(j)             Alternative Minimum Tax Credit. Any Tax credit arising in any Tax Period (or portion thereof) from the payment of any alternative minimum consolidated federal tax liability on any Combined Return shall be allocated between Distributing and SplitCo in a manner that offsets the excess of the net payment or payments previously made on behalf of the Distributing Business and the SplitCo Business, respectively, pursuant to this Agreement in respect of such Combined Return over the net payment or payments that would have been made in respect of such Combined Return on behalf of the Distributing Business and the SplitCo Business, respectively, if no alternative minimum consolidated federal tax liability had been owed with respect to such Combined Return. For purposes of this Section 2.2(j), net payments received shall be treated as a negative amount of net payments made.

(k)            Acquired Subsidiaries. If any Person becomes a Subsidiary of any member of the SplitCo Group in any transaction after the Redemption (and such Person was not a member of the SplitCo Group or the Distributing Group prior to such transaction) (a “SplitCo Acquired Subsidiary”), then any Taxes and Tax Items of such SplitCo Acquired Subsidiary for any Tax Period (or portion thereof) ending on or prior to the date of such transaction shall be allocated to SplitCo. If any Person becomes a Subsidiary of any member of the Distributing Group in any transaction after the Redemption (and such Person was not a member of the SplitCo Group or the Distributing Group prior to such transaction) (a “Distributing Acquired Subsidiary”), then any Taxes and Tax Items of such Distributing Acquired Subsidiary for any Tax Period (or portion thereof) ending on or prior to the date of such transaction shall be allocated to Distributing.

(l)             Tax Sharing Agreements. Distributing shall be allocated all Separation TSA Payment Liabilities and all Separation TSA Payment Benefits and, in each case, any Taxes, Tax Items or Losses related thereto, except that (i) any payments received by Distributing from ABHI pursuant to the ABHI Tax Sharing Agreement as a result of the application of Section 2.2(b) or 2.2(l) of the ABHI Tax Sharing Agreement (including any adjustments in respect of such payments pursuant to Section 4.5 or Section 4.7 of the ABHI Tax Sharing Agreement, and together with any Taxes, Tax Items or Losses related thereto) shall be allocated to Distributing and SplitCo in proportion to the Taxes and Losses, as applicable, arising from the ABHI Split-off Transaction that are allocated to (and paid by) Distributing and SplitCo, respectively, pursuant to Section 2.2(f)(ii) and the other provisions of this Agreement, (ii) any payments received by Distributing from SiriusXM pursuant to the SiriusXM Tax Sharing Agreement as a result of the application of Section 2.2(b) or 2.2(l) of the SiriusXM Tax Sharing Agreement (including any adjustments in respect of such payments pursuant to Section 4.5 or Section 4.7 of the SiriusXM Tax Sharing Agreement, and together with any Taxes, Tax Items or Losses related thereto) shall be allocated to Distributing and SplitCo in proportion to the LSXM Transaction Taxes and LSXM Transaction Tax-Related Losses, as applicable, arising from the Liberty SiriusXM Split-off Transaction that are allocated to (and paid by) Distributing and SplitCo, respectively, pursuant to Section 2.2(c) and the other provisions of this Agreement, and (iii) to the extent that (x) Distributing is required to make a payment to ABHI as a result of an adjustment pursuant to Section 4.5 of the ABHI Tax Sharing Agreement or to SiriusXM as a result of an adjustment pursuant to Section 4.5 of the SiriusXM Tax Sharing Agreement and (y) such payment corresponds to an amount previously paid by Distributing to SplitCo under this Agreement in respect of the allocation pursuant to clause (i) or (ii) of this Section 2.2(l), then such payment obligation shall be allocated to SplitCo.

(m)           Section 336(e) Tax Basis. If the Redemption fails to qualify for the Intended Tax Treatment, a Protective Section 336(e) Election is made pursuant to Section 3.5, and SplitCo or any member of the SplitCo Group realizes an increase in Tax basis as a result of the Protective Section 336(e) Election (the “Section 336(e) Tax Basis”), then any Tax Benefits realized by SplitCo and each member of the SplitCo Group as a result of the Section 336(e) Tax Basis shall be allocated between Distributing and SplitCo in a manner that is proportionate to the Transaction Taxes paid by Distributing and SplitCo, as applicable, pursuant to the terms of this Agreement (after giving effect to any indemnification payments made pursuant to this Agreement).

Section 3.               Preparation and Filing of Tax Returns.

3.1           Combined Returns. Except as otherwise provided in this Section 3, Distributing shall be responsible for preparing and filing (or causing to be prepared and filed) all Combined Returns for any Tax Period.

3.2           Separate Returns. Except as otherwise provided in this Section 3:

(a)            Tax Returns to be Prepared by Distributing. Distributing shall be responsible for preparing and filing (or causing to be prepared and filed) (i) all Separate Returns for a Tax Period beginning on or before the Redemption Date that include Tax Items of the Distributing Business, determined in accordance with the allocation rules of Section 2.2 (treating Tax Items allocated to Distributing under Section 2.2 as Tax Items of the Distributing Business), and (ii) all Separate Returns for a Tax Period beginning after the Redemption Date that include one or more members of the Distributing Group.

(b)            Tax Returns to be Prepared by SplitCo. SplitCo shall be responsible for preparing and filing (or causing to be prepared and filed) (i) all Separate Returns for a Tax Period beginning on or before the Redemption Date that include Tax Items of the SplitCo Business, determined in accordance with the allocation rules of Section 2.2 (treating Tax Items allocated to SplitCo under Section 2.2 as Tax Items of the SplitCo Business), and (ii) all Separate Returns for a Tax Period beginning after the Redemption Date that include one or more members of the SplitCo Group.

3.3           Provision of Information.

(a)            At the request of a Controlling Party, the Non-Controlling Party shall provide to the Controlling Party any information about members of the Non-Controlling Party’s Group that the Controlling Party needs to determine the amount of Taxes due on any Payment Date with respect to a Tax Return for which the Controlling Party is responsible pursuant to Section 3.1 or 3.2 and to properly and timely file all such Tax Returns.

(b)            If a member of the SplitCo Group supplies information to a member of the Distributing Group at the request of Distributing, or a member of the Distributing Group supplies information to a member of the SplitCo Group at the request of SplitCo, and an officer of the requesting Group intends to sign a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then a duly authorized officer of the Group supplying such information shall certify, to the best of such officer’s knowledge, the accuracy of the information so supplied.

3.4           Special Rules Relating to the Preparation of Tax Returns.

(a)            General Rule. Except as otherwise provided in this Agreement, and subject to Section 3.4(b) and (c) and Section 3.5, the Company responsible for filing (or causing to be filed) a Tax Return pursuant to Section 3.1 or Section 3.2 shall have the exclusive right, in its sole discretion, with respect to such Tax Return to determine (i) the manner in which such Tax Return shall be prepared and filed, including the methods, conventions, practices, principles, positions, and elections to be used and the manner in which any Tax Item shall be reported, (ii) whether any extensions may be requested, (iii) whether an amended Tax Return shall be filed, (iv) whether any claims for refund shall be made, (v) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax and (vi) whether to retain outside firms to prepare or review such Tax Return.

(b)            SplitCo Tax Returns. With respect to any Separate Return for which SplitCo is responsible pursuant to Section 3.2(b):

(i)            SplitCo may not take (and shall cause the members of the SplitCo Group not to take) any positions that it knows, or reasonably should know, are inconsistent with the methods, conventions, practices, principles, positions, or elections used by Distributing in preparing any Combined Return, except to the extent that (x) the failure to take such position would be contrary to applicable Tax Law or (y) taking such position would not reasonably be expected to adversely affect any member of the Distributing Group.

(ii)           SplitCo and the other members of the SplitCo Group shall (x) allocate Tax Items between such Separate Return for which SplitCo is responsible and any related Combined Return for which Distributing is responsible that is filed with respect to the same Tax Period in a manner that is consistent with the reporting of such Tax Items on such related Combined Return and (y) make any applicable elections required under applicable Tax Law (including, without limitation, under Treasury Regulations Section 1.1502-76(b)(2)) necessary to effect such allocation.

(c)            Election to File Consolidated, Combined or Unitary Tax Returns. Distributing shall have the sole discretion of filing any Tax Return on a consolidated, combined, or unitary basis, if such Tax Return would include at least one member of each Group (or with respect to any Pre-Redemption Period, Tax Items of both the Distributing Business and the SplitCo Business) and the filing of such Tax Return is elective under applicable Tax Law.

(d)            Filing Claims for Carrybacks. If a Tax Item attributable to or arising from the SplitCo Business may be carried back (or is required to be carried back) from a Tax Period beginning after the Redemption Date to generate a Tax Benefit on a Combined Return filed with respect to a Tax Period beginning in the Pre-Redemption Period, then, upon the request of SplitCo, Distributing may, in its reasonable discretion, file a claim for refund arising from such Tax Benefit. Any such Tax Benefit shall be allocated to SplitCo pursuant to Section 2.2(g), except as otherwise provided by Section 2.2(h). For the avoidance of doubt, nothing in this Agreement imposes any obligation on SplitCo to carry back any such Tax Items.

(e)            Withholding and Reporting. Following the Effective Time, in the event any Compensatory Equity Interests are settled (whether by issuance, exercise, vesting or otherwise) by the corporation that is the issuer or obligor under the Compensatory Equity Interest (the “issuing corporation”) or by another member of the Group to which the issuing corporation belongs, and if the Employing Party with respect to such Compensatory Equity Interests is not a member of the same Group as the issuing corporation, the Company whose Group includes the issuing corporation shall be responsible for withholding the appropriate amount of Taxes upon such settlement (or otherwise making satisfactory arrangements for such withholding) and shall promptly remit to such Employing Party or the applicable Tax Authority an amount in cash equal to the amount required to be withheld in respect of any withholding Taxes. In the application of this Agreement, the Company whose Group includes the issuing corporation shall indemnify such Employing Party for any such withholding Taxes, except to the extent that the Company whose Group includes the issuing corporation shall have remitted such amount to such Employing Party or to the applicable Tax Authority. Distributing shall promptly notify SplitCo, and SplitCo shall promptly notify Distributing, regarding the settlement of any Compensatory Equity Interest (whether by issuance, exercise, vesting or otherwise) to the extent that, as a result of such settlement, the other party may be entitled to a Tax Benefit or required to pay any Tax, or such information otherwise as may be relevant to the preparation of any Tax Return or payment of any Tax by the other party.

3.5           Protective Section 336(e) Election. After the date hereof, SplitCo shall determine, in its sole discretion, whether a protective election under Section 336(e) of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or analogous provisions of state and local Tax Law) should be made in connection with the Transactions with respect to SplitCo and any other member of the SplitCo Group for U.S. federal income tax purposes (a “Protective Section 336(e) Election”). If SplitCo determines that a Protective Section 336(e) Election would be beneficial:

(a)            Distributing and SplitCo shall, and shall cause the members of their respective Groups to, cooperate in making the Protective Section 336(e) Election, including by filing any statements, amending any Tax Returns, or taking such other actions as are reasonably necessary to carry out the Protective Section 336(e) Election;

(b)            to the extent the Protective Section 336(e) Election becomes effective, each Company agrees not to take any position (and to cause each of its Affiliates not to take any position) that is inconsistent with the Protective Section 336(e) Election on any Tax Return, in connection with any Tax Proceeding, or otherwise, except as may be required by a Final Determination; and

(c)            notwithstanding anything herein to the contrary, any actions taken by Distributing, SplitCo or any members of their respective Groups with respect to the making of any Protective Section 336(e) Election, and the preparation of any statements, Tax Returns or other materials in accordance therewith, shall not be considered a breach or non-performance of any covenant or agreement made or to be performed by Distributing or SplitCo contained in Section 7.1.

3.6           Election with Respect to Liberty Live Assumed Debt. Distributing and SplitCo shall join in the making of an election under Treasury Regulations Section 1.1274-5(b)(2) to treat any “modification” (within the meaning of Treasury Regulations Section 1.1001-3) of Liberty Live Assumed Debt as occurring immediately after the assumption of such Liberty Live Assumed Debt by SplitCo for U.S. federal income tax purposes. Distributing and SplitCo shall cooperate in the making of such election, including by timely signing a statement meeting the requirements of Treasury Regulations Section 1.1274-5(b)(2)(ii) and attaching such signed statement (or a copy thereof) to their U.S. federal income tax returns for the year of the assumption.

Section 4.               Tax Payments.

4.1           Payment of Taxes to Tax Authority. Distributing shall be responsible for remitting to the proper Tax Authority the Tax shown on any Tax Return for which it is responsible for the preparation and filing pursuant to Section 3.1 or Section 3.2(a), and SplitCo shall be responsible for remitting to the proper Tax Authority the Tax shown on any Tax Return for which it is responsible for the preparation and filing pursuant to Section 3.2(b).

4.2           Indemnification Payments.

(a)            Tax Payments Made by the Distributing Group. If any member of the Distributing Group is required to make a payment to a Tax Authority for Taxes allocated to SplitCo under this Agreement, SplitCo shall pay the amount of Taxes allocated to it to Distributing not later than the later of (i) five (5) business days after receiving the notice requesting such amount, and (ii) one (1) business day prior to the date such payment is required to be made to such Tax Authority.

(b)            Tax Payments Made by the SplitCo Group. If any member of the SplitCo Group is required to make a payment to a Tax Authority for Taxes allocated to Distributing under this Agreement, Distributing shall pay the amount of Taxes allocated to it to SplitCo not later than the later of (i) five (5) business days after receiving the notice requesting such amount, and (ii) one (1) business day prior to the date such payment is required to be made to such Tax Authority.

4.3           Payments for Tax Refunds and Tax Benefits.

(a)            Tax Refund or Tax Benefit Received by Distributing Group. If a member of the Distributing Group receives a Tax Refund with respect to Taxes for which SplitCo is liable hereunder or realizes a Tax Benefit for which SplitCo is entitled to reimbursement pursuant to clause (iii) of Section 2.1(a), Distributing shall pay to SplitCo, within five (5) business days following the receipt of the Tax Refund or the realization of such Tax Benefit, an amount equal to such Tax Refund or Tax Benefit.

(b)            Tax Refund or Tax Benefit Received by SplitCo Group. If a member of the SplitCo Group receives a Tax Refund with respect to Taxes for which Distributing is liable hereunder or realizes a Tax Benefit for which Distributing is entitled to reimbursement pursuant to clause (iii) of Section 2.1(b), SplitCo shall pay to Distributing, within five (5) business days following the receipt of the Tax Refund or the realization of such Tax Benefit, an amount equal to such Tax Refund or Tax Benefit.

(c)            Rules Regarding Tax Benefits. For purposes of this Agreement, a Tax Benefit shall be considered realized or utilized (i) at the time the Tax Return reporting such Tax Benefit is filed, or (ii) if no such Tax Return is filed, (x) at the time a Tax Refund generated by such Tax Benefit is received or (y) if no Tax Refund is received, at the time the Tax would have been due in the absence of such Tax Benefit. The amount of such Tax Benefit shall be the amount by which Taxes are actually reduced (or the amount by which a Tax Refund is actually increased) as a result of such Tax Benefit.

4.4           Interest on Late Payments. Payments pursuant to this Agreement that are not made by the date prescribed in this Agreement or, if no such date is prescribed, not later than five (5) business days after demand for payment is made (the “Due Date”) shall bear interest for the period from and including the date immediately following the Due Date through and including the date of payment at the Interest Rate. Such interest will be payable at the same time as the payment to which it relates.

4.5           Initial Determinations and Subsequent Adjustments. The initial determination of the amount of any payment that one Company is required to make to another under this Agreement shall be made on the basis of the Tax Return as filed, or, if the Tax to which the payment relates is not reported in a Tax Return, on the basis of the amount of Tax initially paid to the Tax Authority. The amounts paid under this Agreement shall be redetermined, and additional payments relating to such redetermination shall be made, as appropriate, if as a result of an audit by a Tax Authority or for any other reason (x) additional Taxes to which such determination relates are subsequently paid, (y) a Tax Refund or a Tax Benefit relating to such Taxes is received or realized, or (z) the amount or character of any Tax Item is adjusted or redetermined. Each payment required by the immediately preceding sentence (i) as a result of a payment of additional Taxes will be due five (5) business days after the date on which the additional Taxes were paid or, if later, five (5) business days after the date of a request from the other Company for the payment, (ii) as a result of the receipt or realization of a Tax Refund or Tax Benefit will be due five (5) business days after the Tax Refund or Tax Benefit was received or realized, or (iii) as a result of an adjustment or redetermination of the amount or character of a Tax Item will be due five (5) business days after the date on which the final action resulting in such adjustment or redetermination is taken by a Tax Authority or either Company or any of their Subsidiaries. If a payment is made as a result of an audit by a Tax Authority which does not conclude the matter, further adjusting payments will be made, as appropriate, to reflect the outcome of subsequent administrative or judicial proceedings.

4.6           Treatment of Pre-Redemption Period Taxes and Tax Benefits. For purposes of this Agreement, (i) Taxes with respect to a Pre-Redemption Period that were allocated and debited to the Live Group in accordance with the tax sharing policies of Distributing in effect prior to the Redemption shall be treated as payments that were made by SplitCo to Distributing in respect of such Taxes, and (ii) Tax Benefits with respect to a Pre-Redemption Period that were allocated and credited to the Live Group in accordance with the tax sharing policies of Distributing in effect prior to the Redemption as the result of the reduction of Taxes that otherwise would have been allocated to the SiriusXM Group or the Formula One Group shall be treated as payments that were made by Distributing to SplitCo in respect of such Tax Benefits.

4.7           Tax Consequences of Payments. For U.S. federal income tax purposes and all other applicable Tax purposes and to the extent permitted by applicable Tax Law, the parties hereto shall treat (i) any payment (other than payments of interest) made between the parties after the Redemption Date pursuant to this Agreement or the Reorganization Agreement as a capital contribution by Distributing to SplitCo or a distribution by SplitCo to Distributing, as the case may be, occurring immediately prior to the Redemption and (ii) any payment of interest made between the parties pursuant to this Agreement as taxable or deductible, as the case may be. For the avoidance of doubt, any Taxes resulting from payments made between the parties after the Redemption Date pursuant to this Agreement or the Reorganization Agreement shall not be treated as Transaction Taxes, Transaction Tax-Related Losses, or other items giving rise to additional indemnification obligations hereunder.

Section 5.               Assistance and Cooperation. In addition to the obligations enumerated in Sections 3.3 and 7.6, Distributing and SplitCo shall reasonably cooperate (and shall cause their respective Subsidiaries and Affiliates to reasonably cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies (and their respective Subsidiaries and Affiliates), including (i) provision of relevant documents and information in their possession that are reasonably requested by the other party, (ii) making available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the parties or their respective Subsidiaries or Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any Tax Proceedings, and (iii) maintaining such books and records and providing such information and executing such documents as may be reasonably requested in connection with the filing of Combined Returns and Separate Returns, or the filing of a refund claim (including certification, to the best of a party’s knowledge, of the accuracy and completeness of the information it has supplied).

Section 6.               Tax Records.

6.1            Retention of Tax Records. Each of Distributing and SplitCo shall preserve, and shall cause their respective Subsidiaries to preserve, all Tax Records that are in their possession, and that could affect the liability of any member of the other Company’s Group for Taxes, for as long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (x) the expiration of any applicable statutes of limitation, as extended, and (y) seven (7) years after the Redemption Date.

6.2           Access to Tax Records. SplitCo shall make available, and cause its Subsidiaries to make available, to members of the Distributing Group for inspection and copying, the portion of any Tax Records in their possession that relate to a Pre-Redemption Period or Post-Redemption Period and which is reasonably necessary for the preparation of a Tax Return by a member of the Distributing Group or any of their Affiliates or with respect to any Tax Proceeding relating to such return. Distributing shall make available, and cause its Subsidiaries to make available, to members of the SplitCo Group for inspection and copying the portion of any Tax Records in their possession that relates to a Pre-Redemption Period and which is reasonably necessary for the preparation of a Tax Return by a member of the SplitCo Group or any of their Affiliates or with respect to any Tax Proceeding relating to such return.

6.3           Confidentiality. Each party hereby agrees that it will hold, and shall use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence all records and information prepared and shared by and between the parties in carrying out the intent of this Agreement, except as may otherwise be necessary in connection with the filing of Tax Returns or any Tax Proceedings or unless disclosure is compelled by a governmental authority. Information and documents of one party (the “Disclosing Party”) shall not be deemed to be confidential for purposes of this Section 6.3 to the extent such information or document (i) is previously known to or in the possession of the other party or parties (the “Receiving Party”) and is not otherwise subject to a requirement to be kept confidential, (ii) becomes publicly available by means other than unauthorized disclosure under this Agreement by the Receiving Party or (iii) is received from a third party without, to the knowledge of the Receiving Party after reasonable diligence, a duty of confidentiality owed to the Disclosing Party.

6.4           Delivery of Tax Records. Promptly following the Redemption Date or, if later, the filing of any applicable Tax Return filed after the Redemption Date, Distributing shall provide to SplitCo (to the extent not previously provided or held by any member of the SplitCo Group on the Redemption Date) copies of (i) the Separate Returns of any member of the SplitCo Group filed on or before the Redemption Date, (ii) the relevant portions of any other Tax Returns with respect to any member of the SplitCo Group, and (iii) other existing Tax Records (or the relevant portions thereof) reasonably necessary to prepare and file any Tax Returns of, or with respect to, the members of the SplitCo Group, or to defend or contest Tax matters relevant to the members of the SplitCo Group, including in each case, all Tax Records related to Tax Items of the members of the SplitCo Group and any and all written communications or agreements with, or rulings by, any Tax Authority with respect to any member of the SplitCo Group.

Section 7.               Restrictions on Certain Actions of Distributing and SplitCo; Indemnity.

7.1           Restrictive Covenants.

(a)            General Restrictions. Following the Effective Time, and except as contemplated by the provisions of Section 3.5, SplitCo shall not, and shall cause the members of the SplitCo Group and their Affiliates not to, and Distributing shall not, and shall cause the members of the Distributing Group and their Affiliates not to, take any action that, or fail to take any action the failure of which, (i) would be inconsistent with the Transactions qualifying, or would preclude the Transactions from qualifying as a transaction described under Sections 368(a)(1)(D), 355 and 361 of the Code or (ii) would cause Distributing, SplitCo, any of their respective Subsidiaries at the Effective Time, or the holders of Liberty Live Common Stock that receive stock of SplitCo in the Redemption, to recognize gain or loss, or otherwise include any amount in income, as a result of the Contributions and/or the Redemption for U.S. federal income tax purposes (except any income, gain or loss recognized notwithstanding the qualification of the Transactions for the Intended Tax Treatment, including as a result of any repayment, refinancing, assumption (including an assumption for U.S. federal income tax purposes), deemed exchange or other transfer of Liberty Live Assumed Debt in connection with the Transactions).

(b)            Restricted Actions. Without limiting the provisions of Section 7.1(a) hereof, but except in each case as contemplated by Section 3.5, following the Effective Time, Splitco shall not, and shall cause the members of the Splitco Group and their Affiliates not to, and Distributing shall not, and shall cause the members of the Distributing Group and their Affiliates not to, take any action that, or fail to take any action the failure of which, would be inconsistent with, or would cause any Person to be in breach of, any representation or covenant, or any material statement made in the Tax Materials.

(c)            Reporting. Unless and until there has been a Final Determination to the contrary, each party agrees not to take any position on any Tax Return, in connection with any Tax Proceeding, or otherwise for Tax purposes that is inconsistent with the Tax Opinion (except as contemplated by the provisions of Section 3.5).

(d)            Liberty SiriusXM Split-off Transaction. If a LSXM Protective Section 336(e) Election has not been made prior to the Effective Time, Distributing shall not make a LSXM Protective Section 336(e) Election without the prior written consent of SplitCo.

7.2           Distributing Indemnity. Distributing agrees to indemnify and hold harmless each member of the SplitCo Group (the “SplitCo Indemnitees”) from and against any and all (without duplication) (a) Taxes and Losses allocated to, and payments required to be made by, Distributing pursuant to Section 2, (b) Transaction Taxes and Transaction Tax-Related Losses allocated to Distributing pursuant to Section 2.2(b), (c) LSXM Transaction Taxes and LSXM Transaction Tax-Related Losses allocated to Distributing pursuant to Section 2.2(c), (d) Tracking Stock Taxes and Losses allocated to Distributing pursuant to Section 2.2(d), (e) Taxes and Losses arising out of or based upon any breach or non-performance of any covenant or agreement made or to be performed by Distributing contained in this Agreement, and (f) Losses, including reasonable out-of-pocket legal, accounting and other advisory and court fees and expenses, incurred in connection with the items described in clauses (a) through (e) of this Section 7.2; provided, however, that notwithstanding clauses (a), (e) and (f) of this Section 7.2, Distributing shall not be responsible for, and shall have no obligation to indemnify or hold harmless any SplitCo Indemnitee for, (x) any Transaction Taxes, Transaction Tax-Related Losses, LSXM Transaction Taxes, LSXM Transaction Tax-Related Losses, or Tracking Stock Taxes and Losses that are allocated to SplitCo pursuant to Section 2.2(b), 2.2(c), or 2.2(d) or (y) any Taxes or Losses arising out of or based upon any breach or non-performance of any covenant or agreement made or to be performed by SplitCo contained in this Agreement.

7.3           SplitCo Indemnity. SplitCo agrees to indemnify and hold harmless each member of the Distributing Group (the “Distributing Indemnitees”) from and against any and all (without duplication) (a) Taxes and Losses allocated to, and payments required to be made by, SplitCo pursuant to Section 2, (b) Transaction Taxes and Transaction Tax-Related Losses allocated to SplitCo pursuant to Section 2.2(b), (c)  LSXM Transaction Taxes and LSXM Transaction Tax-Related Losses allocated to SplitCo pursuant to Section 2.2(c), (d) Tracking Stock Taxes and Losses allocated to SplitCo pursuant to Section 2.2(d), (e) Taxes and Losses arising out of or based upon any breach or non-performance of any covenant or agreement made or to be performed by SplitCo contained in this Agreement, and (f) Losses, including reasonable out-of-pocket legal, accounting and other advisory and court fees, incurred in connection with the items described in clauses (a) through (e) of this Section 7.3; provided, however, that notwithstanding clauses (a), (e) and (f) of this Section 7.3, SplitCo shall not be responsible for, and shall have no obligation to indemnify or hold harmless any Distributing Indemnitee for, (x) any Transaction Taxes, Transaction Tax-Related Losses, LSXM Transaction Taxes, LSXM Transaction Tax-Related Losses, or Tracking Stock Taxes and Losses that are allocated to Distributing pursuant to Section 2.2(b), 2.2(c), or 2.2(d), or (y) any Taxes or Losses arising out of or based upon any breach or non-performance of any covenant or agreement made or to be performed by Distributing contained in this Agreement.

7.4           Notices of Tax Proceedings. If a Company becomes aware of the existence of a Tax issue that may give rise to an indemnification obligation under this Agreement, such party shall give prompt notice to the other party of such issue (and such notice shall contain factual information, to the extent known, describing any asserted Tax liability in reasonable detail), and shall promptly forward to the other party copies of all notices and material communications with any Tax Authority relating to such issue. Failure to give timely notice shall not affect the indemnities given hereunder except, and only to the extent that, the indemnifying party shall have been actually materially prejudiced as a result of such failure.

7.5           Control of Tax Proceedings.

(a)            General Rule. Except as provided in Section 7.5(b) and (c), with respect to any Combined Returns and Separate Returns, the Controlling Party shall have the exclusive right, in its sole discretion and, subject to Section 8.3, at its expense, to control, contest, and represent the interests of each member of the Distributing Group and/or the SplitCo Group, as applicable, in any Tax Proceeding relating to such Tax Return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Proceeding. Except as otherwise provided in Section 7.5(b) or (c), the Controlling Party’s rights shall extend to any matter pertaining to the management and control of a Tax Proceeding, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item.

(b)            Non-Controlling Party Participation Rights. With respect to a Tax Proceeding (other than with respect to a Joint Claim) relating to any Tax Return in which any Tax Item allocated to the Non-Controlling Party or any of its Subsidiaries is a subject of such Tax Proceeding (a “Contested Non-Controlling Party Item”), (i) the Non-Controlling Party shall be entitled to participate in such Tax Proceeding at its expense, insofar as the liabilities of the Non-Controlling Party or any of its Subsidiaries are concerned, (ii) the Controlling Party shall keep the Non-Controlling Party updated and informed, and shall consult with the Non-Controlling Party, with respect to any Contested Non-Controlling Party Item, (iii) the Controlling Party shall act in good faith with a view to the merits in connection with the Tax Proceeding, and (iv) the Controlling Party shall not settle or compromise any Contested Non-Controlling Party Item in excess of five hundred thousand dollars ($500,000.00) without the Non-Controlling Party’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(c)            Joint Claims. Distributing and SplitCo will have the right to jointly control the defense, compromise, or settlement of any Joint Claim; provided, however, that with respect to any Joint Claim arising under the SiriusXM Tax Sharing Agreement (or otherwise subject to the indemnification provisions of the SiriusXM Tax Sharing Agreement), SplitCo’s rights to jointly control, or otherwise participate in the defense, compromise or settlement of, any such Joint Claim will be subject to the terms of the SiriusXM Tax Sharing Agreement. Distributing shall use reasonable efforts to provide SplitCo with the right to jointly control with Distributing and otherwise participate in the defense, compromise or settlement of, any Joint Claim arising under the SiriusXM Tax Sharing Agreement (or otherwise subject to the SiriusXM Tax Sharing Agreement), including taking action on behalf of SplitCo (at the request of SplitCo) to the extent any other party to the SiriusXM Tax Sharing Agreement does not recognize SplitCo’s ability to act thereunder; provided, however, that Distributing shall not be required to relinquish any rights that it has to control the defense, compromise or settlement of any such Joint Claim (other than to SplitCo pursuant to the foregoing). No indemnified Company shall settle or compromise or consent to entry of any judgment with respect to any such Joint Claim without the prior written consent of the indemnifying Company, which consent may be withheld in the indemnifying Company’s sole discretion. No indemnifying Company shall settle or compromise or consent to entry of any judgment with respect to any such Joint Claim, without the prior written consent of the other Company (which consent shall not be unreasonably withheld or delayed), unless such settlement, compromise or consent (x) includes an unconditional release of the indemnified Company and (y) does not enjoin or restrict in any way the future actions or conduct of the indemnified Company (other than with respect to its performance hereunder).

7.6           Cooperation. The parties shall provide each other with all information relating to a Tax Proceeding or Joint Claim which is reasonably requested by the other party or parties to handle, participate in, defend, settle, or contest the Tax Proceeding or Joint Claim. At the request of a party, the other party shall take any reasonable action (e.g., executing a power of attorney) that is necessary to enable the requesting party to exercise its rights under this Agreement in respect of a Tax Proceeding or Joint Claim. SplitCo shall assist Distributing, and Distributing shall assist SplitCo, in taking any commercially reasonable actions that are necessary or desirable to minimize the effects of any adjustment made by a Tax Authority. The indemnifying party shall reimburse the indemnified party for any reasonable out-of-pocket costs and expenses incurred in complying with this Section 7.6.

Section 8.               General Provisions.

8.1           Termination. This Agreement shall terminate at such time as all obligations and liabilities of the parties hereto have been satisfied. The obligations and liabilities of the parties arising under this Agreement shall continue in full force and effect until all such obligations have been met and such liabilities have been paid in full, whether by expiration of time, operation of law, or otherwise. The obligations and liabilities of each party are made for the benefit of, and shall be enforceable by, the other parties and their successors and permitted assigns.

8.2           Predecessors or Successors. Any reference to Distributing, SplitCo, their respective Subsidiaries, or any other Person in this Agreement shall include any predecessors or successors (e.g., by merger or other reorganization, liquidation, conversion, or election under Treasury Regulations Section 301.7701-3) of Distributing, SplitCo, such Subsidiary, or such Person, respectively. In the event of any merger, consolidation, reorganization, statutory share exchange, conversion of SplitCo from a corporation to a limited liability company or other legal entity or other transaction affecting SplitCo that results in the exchange or conversion of the equity securities of SplitCo for or into equity securities of, as the case may be, (i) the successor to SplitCo in such transaction (or, to the extent applicable, the acquiror of all or substantially all of the businesses of SplitCo) (a “Successor”) or (ii) any Person of which SplitCo, or such successor, is a Subsidiary as a result of and after giving effect to such transaction (a “Successor Parent”), then in connection with any such transaction, SplitCo will cause such Successor or Successor Parent, as applicable, to become a party to this Agreement, and be bound hereby, as of the effective time of such transaction.

8.3           Expenses. Unless otherwise specified herein, any fees or expenses (including internal expenses) of Distributing for legal, accounting or other professional services rendered in connection with the preparation of a Combined Return or the conduct of any Tax Proceeding related to a Combined Return shall be allocated between Distributing and SplitCo in a manner resulting in Distributing and SplitCo, respectively, bearing a reasonable approximation of the actual amount of such fees or expenses hereunder reasonably related to, and for the benefit of, their respective Groups as determined by Distributing in its sole discretion. SplitCo shall pay Distributing for any fees and expenses allocated to SplitCo pursuant to this Section 8.3 within five (5) business days after the date SplitCo receives notice from Distributing requesting such payment.

8.4           Governing Law; Jurisdiction. This Agreement and the legal relations between the parties hereto will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts made and performed wholly therein, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of the laws of any other jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement, and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement, and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction or does not have jurisdiction over a particular matter, any state or federal court within the State of Delaware) and any appellate courts therefrom. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with Section 8.6 and this Section 8.4, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement or the subject matter hereof may not be enforced in or by such courts. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.6 shall be deemed effective service of process on such party.

8.5           Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

8.6           Notices. All notices, requests, and other communications hereunder shall be in writing and shall be delivered in person, by electronic mail (with confirming copy sent by one of the other delivery methods specified herein), by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered in person, or when so received by electronic mail or courier, or, if mailed, three (3) calendar days after the date of mailing, as follows:

(a) If to Distributing, to:

Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Attn: Chief Legal Officer
Email: [Separately Provided]

(b) If to SplitCo, to:

Liberty Live Holdings, Inc.

12300 Liberty Boulevard

Englewood, Colorado 80112

Attention: Chief Legal Officer

E-Mail: [Separately Provided]

or to such other address as the party to whom notice is given may have previously furnished to the other parties in writing in the manner set forth above.

8.7           Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which together constitute one Agreement.

8.8           Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to a merger of a party, or as contemplated by Section 8.2, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party; provided, however, that each of Distributing and SplitCo may assign its respective rights, interests, liabilities and obligations under this Agreement to any entity which is a member of its Group immediately following such assignment, but such assignment shall not relieve Distributing or SplitCo, as the assignor, of its liabilities or obligations hereunder.

8.9           Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Upon a determination that any provision of this Agreement is prohibited or unenforceable in any jurisdiction, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the provisions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

8.10         Amendments; Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law. Any consent provided under this Agreement must be in writing, signed by the party against whom enforcement of such consent is sought.

8.11         Effective Date. This Agreement shall become effective on the date recited above on which the parties entered into this Agreement.

8.12         Changes in Law. Any reference to a provision of the Code, Treasury Regulations, or any other Tax Law shall be deemed to refer to the relevant provisions of any successor statute, regulation, or law and shall refer to such provisions as in effect from time to time.

8.13         Authorization, Etc. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding such party.

8.14         No Third Party Beneficiaries. Except as provided in Sections 7.2, 7.3, and 8.8, this Agreement is solely for the benefit of the parties and their respective Subsidiaries and is not intended to confer upon any other Person any rights or remedies hereunder. Notwithstanding anything in this Agreement to the contrary, this Agreement is not intended to confer upon any SplitCo Indemnitees any rights or remedies against SplitCo hereunder, and this Agreement is not intended to confer upon any Distributing Indemnitees any rights or remedies against Distributing hereunder.

8.15         Entire Agreement. This Agreement embodies the entire understanding between the parties relating to its subject matter and supersedes and terminates any prior agreements and understandings between the parties with respect to such subject matter, and no party to this Agreement shall have any right, responsibility, obligation or liability under any such prior agreement or understanding. Any and all prior correspondence, conversations and memoranda are merged herein and shall be without effect hereon. No promises, covenants, or representations of any kind, other than those expressly stated herein, have been made to induce any party to enter into this Agreement.

8.16         Assignment of Rights under the SiriusXM Tax Sharing Agreement. Distributing hereby assigns to SplitCo its rights to indemnification payments and related rights under the SiriusXM Tax Sharing Agreement with respect to any liability for LSXM Transaction Taxes and LSXM Transaction Tax-Related Losses that, in each case, is allocated to SplitCo hereunder and with respect to which SplitCo has paid in whole. If any Joint Claim is made against any member of the Distributing Group or the SplitCo Group with respect to any LSXM Transaction Taxes or LSXM Transaction Tax-Related Losses, then at SplitCo’s request, Distributing shall assert a claim for indemnification against SiriusXM under the SiriusXM Tax Sharing Agreement in respect of such LSXM Transaction Taxes or LSXM Transaction Tax-Related Losses, as applicable, to the extent such a claim would not be frivolous. SplitCo and Distributing shall jointly control the prosecution of any such claim related to LSXM Transaction Taxes and LSXM Transaction Tax-Related Losses under the principles contained in Section 7.5(c).

8.17         No Strict Construction; Interpretation

(a)            Distributing and SplitCo each acknowledge that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto.

(b)            When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” “included,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The term “or” is not exclusive and means “and/or” unless the context in which such phrase is used shall dictate otherwise. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other such thing extends, and such phrase shall not mean simply “if” unless the context in which such phrase is used shall dictate otherwise. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers as of the date set forth above.

LIBERTY MEDIA CORPORATION

By:	/s/ Tim Lenneman
	Name:	Tim Lenneman
	Title:	Senior Vice President

LIBERTY LIVE HOLDINGS, INC.

By:	/s/ Ty Kearns
	Name:	Ty Kearns
	Title:	Senior Vice President

[Signature Page to Tax Sharing Agreement]